BEFORE THE PUBLIC SERVICE COMMISSION
OF THE STATE OF DELAWARE

IN THE MATTER OF THE APPLICATION
OF DELMARVA POWER & LIGHT COMPANY,
D/B/A CONECTIV POWER DELIVERY, FOR
APPROVAL TO ISSUE UP TO $150 MILLION)
OF DEBT SECURITIES AND PREFERRED
STOCK (FILED DECEMBER 30, 2004)

) ) ) ) ) )	PSC DOCKET NO. 04-494
ORDER NO. 6566

     AND NOW, to wit, this 25th day of January, 2005, the Applicant, Delmarva Power & Light Company, d/b/a Conectiv Power Delivery ("Delmarva" or the "Applicant"), having, on December 30, 2004, filed an application pursuant to 26 Del. C. § seeking to have the Commission approve the issuance of up to $150 million of a combination of secured or unsecured debt securities and preferred stock; and

     WHEREAS, as described in the application, the Applicant may issue secured or unsecured debt and may issue a new series of fixed-rate or variable-rate preferred stock, $100 par value, with or without a sinking fund, with the debt securities having maturities between 9 months and 40 years; and

     WHEREAS, the Applicant proposes to then use the proceeds from the debt and the Preferred Stock in order to refinance/refund existing or maturing long-term debt securities or to permanently refinance short-term debt. First Mortgage bonds amounting to $105,650,000, Medium-Term Notes amounting to $20,000,000, and Short-Term Debt amounting to $24,350,000 will be refinanced; and

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WHEREAS, the Commission having examined the filed application and having made such investigations in connection therewith as deemed necessary under the circumstances; and

     WHEREAS, the Commission having found the proposal of Applicant to issue debt and Preferred Stock for the purpose of refinancing currently existing First Mortgage Bonds, Medium-Term Notes, and Short-Term Debt to be in accordance with law, for a proper purpose, and consistent with the public interest; and

     WHEREAS, the Commission is limited in its authority witb respect to utility applications pursuant to 26 Del. C. § 215 (see Diamond State Tel. Co. v. Public Serv. Commission, Del. Supr., 367 A. 2d 644 (1976)) to the extent that the future rate impact of the proposed financing is not an appropriate consideration in making a determination concerning the present application; now, therefore,

IT IS ORDERED:
1. That the written application of Delmarva Power & Light Company, d/b/a Conectiv Power Delivery, filed with the Commission in this matter on December 30, 2004, is hereby approved.

     2.     That Delmarva Power & Light Company, d/b/a Conectiv Power Delivery, is hereby authorized to issue up to $150 million of First Mortgage Bonds and Preferred Stock, $100 par value, such issuances to be carried out as more particularly set forth in its application.

     3.     That Delmarva Power & Light Company, d/b/a Conectiv Power Delivery, shall file with this Commission promptly after each issuance of the bonds or Preferred Stock, a written report setting forth the steps which have then been taken in connection with this matter,

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showing the amount of debt obligations issued or Preferred Stock issued, the date of the issuance, the term and interest rate, and such other matters that then be known but which were not set forth in the application.

     4.     That approval of this application by the Commission is not to be construed as approving the capitalization ratios that result for any purposes or procedures involving ratemaking, nor are the Commission's rules relative to proving the merits of any related issue hereby waived. Approval of this application shall not be construed as endorsing any rate-making treatment of these transactions in any future rate case.

     5.     That nothing in this Order shall be construed as any guarantee, warranty, or representation by the State of Delaware or by any agency, commission, or department thereof, with respect to the securities to be issued pursuant to this Order.

6. That the commission reserves the jurisdiction and authority to enter such further Orders in this matter as may be deemed necessary or proper.

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PSC Docket No. 04-494, Order No. 6566 Cont'd.
__________________________________ Commissioner
__________________________________ Commissioner
ATTEST:
/s/ NORMA J. SHERWOOD Acting Secretary
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